EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share amounts)



                                  For The Three Months Ended June 30,
                                       1997                   1996
                                            Fully                   Fully
                           Primary         Diluted     Primary     Diluted


Weighted average shares
outstanding:
  Common stock              18,308          18,308      15,399      15,399
  Shares available under
     options                 1,058           1,168         651         693
  Issuable upon conversion
     of debentures              -               18         -         2,636
                           -------         -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        19,366          19,494      16,050      18,728
                           =======         =======     =======     =======


Net earnings               $15,790         $15,790     $12,900     $12,900
Interest expense, net,
  on debentures                -                 5         -           428
                           -------         -------     -------     -------
Net earnings applicable
  to common stock          $15,790         $15,795     $12,900     $13,328
                           =======         =======     =======     =======

Per share                  $   .82         $   .81     $   .80     $   .71
                           =======         =======     =======     =======